Altus Power, Inc. Announces Second Quarter 2023 Financial Results

Second Quarter Financial Highlights

•Second quarter 2023 revenues of $46.5 million
•GAAP net income of $3.4 million for second quarter 2023
•Adjusted EBITDA* of $30.6 million for second quarter 2023
•Adjusted EBITDA margin* of 66% for second quarter 2023

Recent Business Highlights

•Executed exclusive agreement with High Street Logistics to deploy solar across its portfolio of 144 logistics facilities
•During August, completed acquisition of a 10 MW solar array combined with 15 MWh of energy storage serving a large grocery chain and Community Solar customers in Holliston, MA
•Completed acquisition from Apollo of 4.4 MW portfolio including new customer relationships with HP Inc. and Keysight Technologies
•Completed Hawaii’s first large-scale Community Solar array of approximately 5 MW serving the local community
•Remain on track to complete construction of 75 MW during 2023
•Total installed portfolio of ~698 MW at quarter-end
•Trailing twelve-month generation of over 630,000 megawatt hours, avoiding in excess of 440,000 metric tons of CO2 equivalent on behalf of our clients1

STAMFORD, Conn, August 14, 2023 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power,” “we,” “us,” “our,” or the “Company”), the leading commercial-scale provider of clean electric power, today announced its financial results for the second quarter of 2023.

“The second quarter was the best in company history in terms of revenue and adjusted EBITDA and thanks to our increasing construction output and our continued success in acquiring assets, we are now the largest owner of commercial solar arrays in the country,” said Lars Norell, Co-CEO of Altus Power. “These important milestones, combined with our use of Community Solar initiatives to maximize our asset sizes, enhance our customer reach as we continue our profitable growth in this expanding market.”

“At a time when others in our industry are having difficulty accessing capital, our thoughtful balance sheet construction including our strategic partnership with Blackstone Structured Finance affords us the ability to execute on our robust pipeline of opportunity,” said Gregg Felton, CO-CEO of Altus Power. “Our strong first half of 2023 positions us well to continue expanding our footprint as we work to achieve our goal of delivering the benefits of clean, electric power coast-to-coast.”
Second Quarter Financial Results
Operating revenues during the second quarter of 2023 totaled $46.5 million, compared to $24.8 million during the same period of 2022, an increase of 88%. The increase is primarily due to a greater number of solar energy facilities in operation as a result of construction completions as well as acquisitions during the past twelve months.
Second quarter 2023 GAAP net income totaled $3.4 million, compared to $21.6 million for the same period last year. The decrease was primarily driven by changes in the non-cash remeasurement of alignment shares.

Adjusted EBITDA* during the second quarter of 2023 was $30.6 million, compared to $13.9 million for the second quarter of 2022, a 120% increase. The year-over-year growth in adjusted EBITDA* was primarily the result of increased revenue from additional solar energy facilities, partially offset by an increase in our general and administrative expenses associated with an increase in personnel.

2023 Guidance
Altus Power reaffirmed 2023 adjusted EBITDA* in the range of $97-103 million, representing 70% growth over 2022 at the midpoint. The Company also continues to expect 2023 adjusted EBITDA margin* to be in the mid-to-high fifty percent range.
1 Conversion from megawatt hours according to EPA AVERT Calculator

Use of Non-GAAP Financial Information
*Denotes non-GAAP financial measure. We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as adjusted EBITDA and adjusted EBITDA margin provide users of our financial statements with supplemental information that may be useful in evaluating our business. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define adjusted EBITDA as net income (loss) plus net interest expense, depreciation, amortization and accretion expense, income tax expense, acquisition and entity formation costs, non-cash compensation expense, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, gain on fair value remeasurement of contingent consideration, gain on disposal of property, plant and equipment, change in fair value of redeemable warrant liability, change in fair value of alignment shares, loss on extinguishment of debt, and other miscellaneous items of other income and expenses. See below for explanations of each of these components.
We define adjusted EBITDA margin as adjusted EBITDA divided by operating revenues.
Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures that we use to measure our performance. We believe that investors and analysts also use adjusted EBITDA in evaluating our operating performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income and to adjusted EBITDA margin is net income over operating revenues. The presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA and adjusted EBITDA margin are not necessarily comparable to adjusted EBITDA as calculated by other companies and investors and analysts should read carefully the components of our calculations of these non-GAAP financial measures.
We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. These adjustments are intended to exclude items that are not indicative of the ongoing operating performance of the business. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.
In addition to adjusted EBITDA, we may also refer to exit portfolio annualized rate, or exit PAR, which is a non-GAAP measure. Exit PAR reflects the estimated annual adjusted EBITDA potential of our operating asset base at the end of the year and assumes customary weather, production, expenses and other economic and market conditions. We believe this metric can be helpful to assess our portfolio asset base in operation at the beginning of an annual period, e.g. if we were to receive the benefit of assets added for a full year even if they were added during a partial year. This figure is only an estimate and is based on a number of assumptions by Altus Power's management that may or may not be realized.

Altus Power does not provide GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty and without unreasonable effort, items such as acquisition and entity formation costs, gain on fair value remeasurement of contingent consideration, change in fair value of redeemable warrant liability, change in fair value of alignment shares. These items are uncertain, depend on various factors, and could be material to Altus Power’s results computed in accordance with GAAP.
Adjusted EBITDA Definitions
Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to enter into site lease agreements, third party costs necessary to acquire PPA and NMCA customers and favorable and unfavorable rate revenues contracts. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Income Tax (Expense) Benefit. We account for income taxes under ASC 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on a quarterly basis.

Acquisition and Entity Formation Costs. Acquisition and entity formation costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Stock-Based Compensation Expense. Stock-based compensation expense is recognized for awards granted under the Legacy Incentive Plans and Omnibus Incentive Plan, as defined in our 2022 Annual Report on Form 10K, Note 20, "Stock-Based Compensation," to our consolidated financial statements.

Fair Value Remeasurement of Contingent Consideration. In connection with the Solar Acquisition (as defined in our 2022 Annual Report on Form 10K, Note 11, “Fair Value Measurements,” to our consolidated financial statements) contingent consideration of up to an aggregate of $3.1 million may be payable upon achieving certain market power rates by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte Carlo simulation model. Significant assumptions used in the measurement include market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business.

Change in Fair Value of Redeemable Warrant Liability. In connection with the Merger, the Company assumed a redeemable warrant liability composed of publicly listed warrants (the "Redeemable Warrants") and warrants issued to CBRE Acquisition Sponsor, LLC in the private placement (the "Private Placement Warrants"). Redeemable Warrant Liability was remeasured through the Redemption Date, and the resulting loss was included in the consolidated statements of operations.

Change in Fair Value of Alignment Shares Liability. Alignment Shares represent Class B common stock of the Company which were issued in connection with the business combination (the "Merger"). Class B common stock, par value $0.0001 per share ("Alignment Shares") are accounted for as liability-classified derivatives, which were remeasured as of December 31, 2022, and the resulting gain was included in the consolidated statements of operations. The Company estimates the fair value of outstanding Alignment Shares using a Monte Carlo simulation valuation model utilizing a distribution of potential outcomes based on a set of underlying assumptions such as stock price, volatility, and risk-free interest rates.

Other (Income) Expense, Net. Other income and expenses primarily represent interest income, state grants, and other miscellaneous items.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "aims," "believes," "expects," "intends," "aims", "may," “could,” "will," "should," "plans," “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” "strategy," “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Altus Power’s future prospects, developments and business strategies. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.
Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (2) the ability of Altus Power to retain customers and maintain and expand relationships with business partners, suppliers and customers; (3) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (4) the risk that pending acquisitions may not close in the anticipated timeframe or at all due to a closing condition not being met (5) the risk of litigation and/or regulatory actions related to the proposed acquisition of solar assets; and (6) the possibility that Altus Power may be adversely affected by other economic, business, regulatory, credit risk and/or competitive factors.
Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the Securities and Exchange Commission on March 30th, 2023, as well as the other information we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made and the information and assumptions underlying such statement as we know it and on the date such statement was made, and Altus Power undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Altus Power and is not intended to form the basis of an investment decision in Altus Power. All subsequent written and oral forward-looking statements concerning Altus Power or other matters and attributable to Altus Power or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Conference Call Information
The Altus Power management team will host a conference call to discuss its second quarter 2023 financial results later this morning at 8:30 a.m. Eastern Time. The call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of Altus Power's website at https://investors.altuspower.com/events-and-presentations/default.aspx. An archive of the webcast will be available after the call on the Investor Relations section of Altus Power's website as well.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contact for Investor or Media Inquiries:

Chris Shelton, Head of Investor Relations
InvestorRelations@altuspower.com

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues, net	$46,513	$24,762	$75,891	$43,961
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	7,581	4,290	13,557	8,354
General and administrative	8,291	6,558	15,653	12,942
Depreciation, amortization and accretion expense	12,959	6,863	24,335	13,685
Acquisition and entity formation costs	1,369	52	2,860	346
Loss (gain) on fair value remeasurement of contingent consideration	50	(1,140)	100	(971)
Stock-based compensation	4,256	2,657	7,128	3,962
Total operating expenses	$34,506	$19,280	$63,633	$38,318
Operating income	12,007	5,482	12,258	5,643
Other (income) expense
Change in fair value of redeemable warrant liability	—	(4,659)	—	(23,117)
Change in fair value of Alignment Shares liability	(2,805)	(16,705)	(19,823)	(63,051)
Other expense (income), net	1,789	(608)	1,879	(593)
Interest expense, net	8,524	5,173	20,970	10,111
Total other expense (income)	$7,508	$(16,799)	$3,026	$(76,650)
Income before income tax expense	$4,499	$22,281	$9,232	$82,293
Income tax expense	(1,129)	(707)	(2,017)	(584)
Net income	$3,370	$21,574	$7,215	$81,709
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(3,455)	(2,541)	(5,227)	(2,825)
Net income attributable to Altus Power, Inc.	$6,825	$24,115	$12,442	$84,534
Net income per share attributable to common stockholders
Basic	$0.04	$0.16	$0.08	$0.55
Diluted	$0.04	$0.16	$0.08	$0.55
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	158,719,684	153,310,068	158,670,950	152,988,078
Diluted	158,978,275	153,954,843	160,747,045	153,771,992

Altus Power, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$69,114	$193,016
Current portion of restricted cash	3,700	2,404
Accounts receivable, net	27,041	13,443
Other current assets	6,451	6,206
Total current assets	106,306	215,069
Restricted cash, noncurrent portion	11,321	3,978
Property, plant and equipment, net	1,405,497	1,005,147
Intangible assets, net	47,429	47,627
Operating lease asset	151,653	94,463
Derivative assets	5,134	3,953
Other assets	8,047	6,651
Total assets	$1,735,387	$1,376,888
Liabilities, redeemable noncontrolling interests, and stockholders' equity
Current liabilities:
Accounts payable	$5,664	$2,740
Construction payable	14,972	9,038
Interest payable	7,473	4,436
Purchase price payable, current	22,400	12,077
Due to related parties	153	112
Current portion of long-term debt, net	32,071	29,959
Operating lease liability, current	3,568	3,339
Contract liability, current	3,807	2,590
Other current liabilities	7,322	3,937
Total current liabilities	97,430	68,228
Alignment shares liability	46,311	66,145
Long-term debt, net of unamortized debt issuance costs and current portion	878,465	634,603
Intangible liabilities, net	14,631	12,411
Purchase price payable, noncurrent	—	6,940
Asset retirement obligations	13,931	9,575
Operating lease liability, noncurrent	157,876	94,819
Contract liability, noncurrent	6,518	5,397
Deferred tax liabilities, net	13,581	11,011
Other long-term liabilities	3,526	4,700
Total liabilities	$1,232,269	$913,829
Commitments and contingent liabilities
Redeemable noncontrolling interests	20,667	18,133
Stockholders' equity
Common stock $0.0001 par value; 988,591,250 shares authorized as of June 30, 2023, and December 31, 2022; 158,989,953 and 158,904,401 shares issued and outstanding as of June 30, 2023, and December 31, 2022	16	16
Additional paid-in capital	478,458	470,004
Accumulated deficit	(33,477)	(45,919)
Accumulated other comprehensive loss	3,008	—
Total stockholders' equity	$448,005	$424,101
Noncontrolling interests	34,446	20,825
Total equity	$482,451	$444,926
Total liabilities, redeemable noncontrolling interests, and stockholders' equity	$1,735,387	$1,376,888

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$7,215	$81,709
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	24,335	13,685
Non-cash lease expense	499	—
Deferred tax expense	2,011	550
Amortization of debt discount and financing costs	1,683	1,428
Change in fair value of redeemable warrant liability	—	(23,117)
Change in fair value of Alignment Shares liability	(19,823)	(63,051)
Remeasurement of contingent consideration	100	(971)
Stock-based compensation	7,069	3,962
Other	1,350	(189)
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(9,597)	(3,940)
Due to related parties	41	—
Derivative assets	2,676	(1,777)
Other assets	1,607	2,712
Accounts payable	2,924	(722)
Interest payable	3,037	(78)
Contract liability	243	—
Other liabilities	121	1,668
Net cash provided by operating activities	25,491	11,869
Cash flows used for investing activities
Capital expenditures	(61,982)	(23,338)
Payments to acquire businesses, net of cash and restricted cash acquired	(288,903)	—
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(22,433)	(11,572)
Net cash used for investing activities	(373,318)	(34,910)
Cash flows used for financing activities
Proceeds from issuance of long-term debt	269,850	—
Repayment of long-term debt	(31,068)	(8,120)
Payment of debt issuance costs	(2,548)	(42)
Payment of deferred purchase price payable	(4,531)	—
Payment of equity issuance costs	—	(744)
Payment of contingent consideration	—	(45)
Contributions from noncontrolling interests	6,274	2,151
Redemption of redeemable noncontrolling interests	(3,224)	—
Distributions to noncontrolling interests	(2,189)	(1,148)
Net cash provided by (used for) financing activities	232,564	(7,948)
Net decrease in cash, cash equivalents, and restricted cash	(115,263)	(30,989)
Cash, cash equivalents, and restricted cash, beginning of period	199,398	330,321
Cash, cash equivalents, and restricted cash, end of period	$84,135	$299,332

	Six months ended June 30,
	2023	2022
Supplemental cash flow disclosure
Cash paid for interest	$15,299	$9,804
Cash paid for taxes	—	39
Non-cash investing and financing activities
Asset retirement obligations	$3,943	$96
Debt assumed through acquisitions	7,883	—
Noncontrolling interest assumed through acquisitions	13,500	—
Redeemable noncontrolling interest assumed through acquisitions	8,100	—
Acquisitions of property and equipment included in construction payable	6,125	—
Acquisitions of property, plant and equipment included in other current liabilities	—	1,334
Conversion of Alignment Shares into common stock	11	15
Deferred purchase price payable	7,606	—
Construction loan conversion	—	(4,186)
Term loan conversion	—	4,186
Exchange of warrants into common stock	—	7,303

Non-GAAP Financial Reconciliation

Reconciliation of GAAP reported Net Income to non-GAAP adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Reconciliation of Net income to Adjusted EBITDA:
Net income	$3,370	$21,574	$7,215	$81,709
Income tax expense	1,129	707	2,017	584
Interest expense, net	8,524	5,173	20,970	10,111
Depreciation, amortization and accretion expense	12,959	6,863	24,335	13,685
Stock-based compensation	4,256	2,657	7,128	3,962
Acquisition and entity formation costs	1,369	52	2,860	346
Loss (gain) on fair value remeasurement of contingent consideration	50	(1,140)	100	(971)
Change in fair value of redeemable warrant liability	—	(4,659)	—	(23,117)
Change in fair value of Alignment Shares liability	(2,805)	(16,705)	(19,823)	(63,051)
Other expense (income), net	1,789	(608)	1,879	(593)
Adjusted EBITDA	$30,641	$13,914	$46,681	$22,665

Reconciliation of non-GAAP adjusted EBITDA margin:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA margin:
Adjusted EBITDA	$30,641	$13,914	$46,681	$22,665
Operating revenues, net	46,513	24,762	75,891	43,961
Adjusted EBITDA margin	66%	56%	62%	52%